AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 1999
                                                  REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D. C. 20549
                               _______________

                                   FORM S-6
                               _______________

                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                               _______________

A.  EXACT NAME OF TRUST:

                             DEFINED ASSET FUNDS
                            MUNICIPAL DEFINED FUND
                                   SERIES 13

B.  NAMES OF DEPOSITORS:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                            SALOMON SMITH BARNEY INC.
                           PAINEWEBBER INCORPORATED
                          DEAN WITTER REYNOLDS INC.

C.  COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

MERRILL LYNCH, PIERCE, FENNER & SMITH              SALOMON SMITH BARNEY INC.
           INCORPORATED                            388 GREENWICH STREET
       DEFINED ASSET FUNDS                              23RD FLOOR
          P.O. BOX 9051                            NEW YORK, N.Y. 10013
    PRINCETON, N.J. 08543-9051


        DEAN WITTER REYNOLDS INC.                  PAINEWEBBER INCORPORATED
    TWO WORLD TRADE CENTER--59TH FLOOR             1285 AVE. OF THE AMERICAS
        NEW YORK, N.Y. 10048                         NEW YORK, N.Y. 10019



D.  NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

    TERESA KONCICK, ESQ.                               DOUGLAS LOWE, ESQ.
        P.O BOX 9051                                DEAN WITTER REYNOLDS INC.
 PRINCETON, N.J. 08543-9051                          TWO WORLD TRADE CENTER--
                                                           59TH FLOOR
                                                      NEW YORK, N. Y. 10048

                                                            COPIES TO
   MICHAEL KOCHMANN          ROBERT E. HOLLEY       PIERRE DE SAINT PHALLE, ESQ.
388 GREENWICH STREET   1285 AVENUE OF THE AMERICAS     450 LEXINGTON AVENUE
NEW YORK, N.Y. 10013      NEW YORK, N.Y. 10019         NEW YORK, N.Y. 10017

E.  TITLE OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

     As soon as practicable after the acquisition and deposit of the underlying securities.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                                   PART II

           ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

     A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

                                                               SEC FILE OR
                                                            IDENTIFICATION NO.
                                                            __________________


         Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7221
         Salomon Smith Barney Inc.                                 8-8177
         PaineWebber Incorporated                                 8-16267
         Dean Witter Reynolds Inc.                                8-14172

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
         Salomon Smith Barney Inc.                             13-1912900
         PaineWebber Incorporated                              13-2638166
         Dean Witter Reynolds Inc.                             94-0899825
         The Bank of New York                                  13-4941102


                                UNDERTAKING

The Sponsors undertake that they will not instruct the Trustee to accept from
(i) Asset Guaranty Reinsurance Company, Municipal Bond Investors Assurance Corporation or any other insurance company affiliated with any of the Sponsors, in settlement of any claim, less than an amount sufficient to pay any principal or interest (and, in the case of a taxability redemption, premium) then due on any Security in accordance with the municipal bond guaranty insurance policy attached to such Security or (ii) any affiliate of the Sponsors who has any obligation with respect to any Security, less than the full amount due pursuant to the obligation, unless such instructions have been approved by the Securities and Exchange Commission pursuant to Rule 17d-1 under the Investment Company Act of 1940.

     Final prospectuses from the following Series of Defined Asset Funds-Municipal Defined Fund (all of which are incorporated herein by reference) may be used as preliminary prospectuses for this Series: Defined Asset Funds Municipal Defined Fund Series 9 (Reg. No. 333-70847); Defined Asset Funds Municipal Defined Fund Series 10 (Reg. No. 333-47553) and Defined Asset Funds Municipal Defined Fund Series 11 (Reg. No. 333-84361).


                      CONTENTS OF REGISTRATION STATEMENT

 THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

 The facing sheet of Form S-6. The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Registration Statement of Defined Asset Funds Municipal Insured Series, 1933 Act File No. 33-54565.

 The Prospectus.
 Additional Information not included in the Prospectus (Part II).

 The following exhibits:

      1.1 -- Form of Trust Indenture (incorporated by reference to Exhibit 1.1 to the Registration Statement of Defined Asset Funds Municipal Defined Fund Series 2, 1933 Act File No. 333-62185).

    1.1.1   -- Form of Standard Terms and Conditions of Trust Effective
               October 21, 1993 (incorporated by reference to Exhibit 1.1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate-48, Defined Asset Funds, 1933 Act File No. 33-50247).

      1.2 -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration Statement of The Corporate Income Fund, One Hundred Ninety-Fourth Monthly Payment Series, 1933 Act File No. 2-90925).

      2.1   -- Form of Certificate of Beneficial Interest (included in
               Exhibit 1.1.1).

     *3.1   -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the headings "How the Fund Works--Legal Opinion" in the Prospectus.

     *4.1   -- Consent of the Evaluator.

     *5.1   -- Consent of independent accountants.

      9.1 -- Information Supplement (incorporated by reference to Exhibit 9.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate Series-409, 1933 Act File No. 333-81777).

__________

  * To be filed with Amendment to Registration Statement.

                                  SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 1ST DAY OF DECEMBER, 1999.


            Signatures appear on pages R-3, R-4, R-5 and R-6.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Salomon Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
               DEPOSITOR


By the following persons, who constitute a        Powers of Attorney have been
   majority of the Board of Directors of          filed under Form SE and
   Merrill Lynch, Pierce, Fenner & Smith          the following 1933 Act
   Incorporated:                                  File Number: 333-70593

       GEORGE A. SCHIEREN
       JOHN L. STEFFENS








       By  J. DAVID MEGLEN
          (As authorized signatory for
          Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)

   SALOMON SMITH BARNEY INC.
      DEPOSITOR


   By the following persons,                Powers of Attorney have
      who constitute a majority of             been filed under the
      the Board of Directors of                1933 Act File
      Salomon Smith Barney Inc.:               Numbers: 333-63417
                                               and 333-63033

       MICHAEL A. CARPENTER
       DERYCK C. MAUGHAN

       By  KEVIN E. KOPCZYNSKI
          (As authorized signatory for
          Salomon Smith Barney Inc. and
          Attorney-in-fact for the persons listed above)

   DEAN WITTER REYNOLDS INC.
          DEPOSITOR



   By the following persons,         Powers of Attorney have been
      who constitute a majority of     filed under Form SE and
      the Board of Directors of        the following 1933 Act
      Dean Witter Reynolds Inc.:       File Number: 33-17085,
                                       333-13039 and 333-47553

          RICHARD M. DeMARTINI
          RAYMOND J. DROP
          JAMES F. HIGGINS
          MITCHELL M. MERIN
          STEPHEN R. MILLER
          PHILIP J. PURCELL
          THOMAS C. SCHNEIDER




          By  MICHAEL D. BROWNE
             (As authorized signatory for
             Dean Witter Reynolds Inc. and
             Attorney-in-fact for the persons listed above)

   PAINEWEBBER INCORPORATED
      DEPOSITOR



By the following persons, who constitute       Powers of Attorney have been
  the Board of Directors of PaineWebber           filed under the following
  Incorporated:                                   1933 Act File Number: 2-61279


      MARGO N. ALEXANDER
      TERRY L. ATKINSON
      BRIAN M. BAREFOOT
      STEVEN P. BAUM
      MICHAEL CULP
      REGINA A. DOLAN
      JOSEPH J. GRANO, JR.
      EDWARD M. KERSCHNER
      JAMES P. MacGILVRAY
      DONALD B. MARRON
      ROBERT H. SILVER
      MARK B. SUTTON


   By  ROBERT E. HOLLEY
       (As authorized signatory for
       PaineWebber Incorporated
       and Attorney-in-fact for the persons listed above)